Exhibit 99.1

FOR IMMEDIATE RELEASE

July 19, 2010

Blue Nose Plan of Operations Approved

July 19, 2010 – Infrastructure Materials Corp. (NASDAQ OTC-BB: Symbol IFAM) (the “Company”) is pleased to announce that its Blue Nose Plan of Operations was approved by the U.S. Bureau of Land Management (BLM) on Monday, July 12, 2010. The Blue Nose Project (the “Project”) consists of 301 mineral claims covering over 6,000 acres located 90 miles northeast of Las Vegas, Nevada in Lincoln County. This approval serves as a significant milestone in the Project’s development, setting the stage for an extensive drill program designed to provide the data necessary to calculate the extent of the mineral deposits.

The drilling approved in the Plan of Operations is expected to begin at the end of the month and involves grid drilling in a 500 foot drill center pattern to depths that range between 300 feet and 1200 feet, depending on the nature of the limestone beds. The Blue Nose program includes not only drilling, but also road building, blasting, assaying and technical staff. To ensure the program progresses in the most timely and cost efficient manner, two drills will run around the clock with an expected program duration of 35 days. Ensuing assay results are expected to take an additional 2-4 weeks to process.

Resource calculations will be conducted by Mine Development Associates, Inc. of Reno, Nevada, an independent geologic and engineering consulting firm. Mine Development Associates has begun assembling the background data needed for the final resource study. This data has been collected from 37 holes previously drilled on the project and an earlier 43-101 report. With the Company beginning its Blue Nose Plan of Operations drill program, management is looking forward to seeing a resource calculation on its signature Blue Nose Project. This next phase of exploration for the Company represents the culmination of two years of effort toward the realization of a large cement grade limestone project in a suitable location to economically reach markets in California, Nevada, Idaho and Utah.

Infrastructure Materials Corp. is an exploration stage mining company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and Canada.

For more information, please contact:
Mason Douglas, President
Phone 866-448-1073
Fax 775-322-4458
Email: info@infrastructurematerialscorp.com
or visit our website at
www.cementforthefuture.com or
www.infrastructurematerialscorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words or statements to the effect that certain events or conditions "may", "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, "resource" is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information. The reader is cautioned not to place undue reliance on forward-looking statements.